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                                                                   EXHIBIT 23(c)

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of ArvinMeritor, Inc. on Form S-8 of i) our report dated November 6, 2002 (December 17, 2002 as to paragraph 2 of Note 26) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill), appearing in the Annual Report on Form 10-K of ArvinMeritor, Inc. for the year ended September 30, 2002 and ii) our report dated June 13, 2003 appearing in the Annual Report on Form 11-K of ArvinMeritor, Inc. Savings Plan for the year ended December 31, 2002.


DELOITTE & TOUCHE LLP


Detroit, Michigan
August 11, 2003